UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012

GENIE ENERGY LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 28, 2012, the Board of Directors (the “Board”) of Genie Energy Ltd. (the “Registrant”) appointed Irwin Katsof to the Registrant’s Board of Directors. There are no arrangements or understandings known to the Registrant between Mr. Katsof and any other person pursuant to which Mr. Katsof was appointed to the Registrant’s Board of Directors. Mr. Katsof has not entered into any transactions with the Registrant that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Katsof was also elected to the Compensation Committee, the Corporate Governance Committee and the newly created Technology Committee of the Board, and as Chairman of the Corporate Governance Committee, effective March 28, 2012.

On March 28, 2012, upon joining the Board, pursuant to the Registrant’s 2011 Stock Option and Incentive Plan, Mr. Katsof received an annual grant of 2,920 restricted shares of the Registrant’s Class B common stock that is issued to all non-employee directors. The restricted shares vested immediately upon grant.

On March 28, 2012, the Board established the Technology Committee of the Board, which will be responsible for, among other things, periodically examining management’s direction of and investment in the Registrant’s research and development and technology initiatives. Messrs. Sass, Perry and Katsof were appointed to the Technology Committee, with Mr. Sass, who is the former President and Chief Executive Officer of Occidental Oil Shale Corporation, a subsidiary of Occidental Petroleum, serving as chairman of the committee.  In connection with that move, Mr. Sass left the Compensation Committee, and Mr. Rosenthal was appointed to the Compensation Committee as committee chairman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

Dated: March 30, 2012	By:	/s/ Claude Pupkin
Name: Claude Pupkin
Title: Chief Executive Officer